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EXHIBIT 10.26

February 13, 2004

Allis-Chalmers Corporation
7660 Woodway
Suite 200
Houston, TX  77063

Attention: Munawar H. Hidayatallah

Gentlemen:

         This is to confirm the engagement of Morgan Joseph & Co. Inc. ("MJ") on an exclusive basis to render financial advisory and investment banking services to Allis-Chalmers Corporation (the "Company"), including but not limited to debt and equity financings, acquisitions, and divestitures (collectively, a "Transaction"), as may be agreed upon by the Company and MJ. In that connection, MJ will:

         (i) familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management and prospects of the Company;

         (ii) advise the Company on an appropriate capital structure;

         (iii) seek to extend the Company's current credit agreements;

         (iv) consider the potential for interim or bridge financing, whether debt or equity, including but not limited to recent proposals submitted by Freebird Partners LP, Energy Spectrum Capital LP and certain officers and/or directors of the Company, to fund potential acquisitions or other Transactions by the Company prior to the execution of a public offering of common stock;

         (v) work with the Company to achieve a listing for its common shares on the American Stock Exchange;

         (vi) assist the Company in developing a presentation to potential underwriters and in selecting a managing underwriting group and forming a syndicate to effect a public offering of common stock;

         (vii) participate with the Company, its counsel, and the other managing underwriters in preparing a registration statement, for distribution to potential investors, describing the Company and its business, operations, properties, financial condition and prospects, it being specifically agreed that
(a) such registration statement shall be based entirely upon information supplied by the Company, which information the Company shall warrant to be complete and accurate in all material respects, and not misleading, and (b) the Company shall be solely responsible for the accuracy and completeness of such memorandum;



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         (viii) assist the Company in developing a presentation to be made to potential investors;

         (ix) advise the Company on pricing and allocation of shares to be offered to investors;

         (x) develop appropriate acquisition criteria and work with the Company to identify target companies;

         (xi) provide advisory services, including company screening and general business and financial analysis, transaction feasibility analysis, and pricing of prospective acquisitions;

         (xii) develop, update and review with the Company on an ongoing basis a list of suitable acquisition candidates;

         (xiii) assist in negotiations and related strategy;

         (xiv) act as dealer/manager in a tender offer, if appropriate and subject to entering into a dealer/manager agreement in customary form;

         (xv) assist in corporate capital planning, including the arranging of available financing;

         (xvi) provide brokerage services on customary terms to the Company in connection with its accumulation, if any, of the stock of an acquisition candidate; and

         (xvii) provide such other investment banking services, including but not limited to merger and acquisition advice, fairness opinions, divestitures and capital-raising, as shall be determined in the future by mutual consent of the Company and MJ.

         An "acquisition" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of a material interest in a company or any of its businesses or assets is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out or recapitalization, the formation of a joint venture, minority investment or partnership, or any similar transaction.

         If during the term of this engagement one or more acquisitions occur, regardless of whether the party or parties to an acquisition were identified by MJ or whether MJ rendered advice concerning the acquisition, or if within 12 months after the termination of MJ engagement hereunder one or more acquisitions shall occur involving any seller that, prior to the termination of MJ's engagement hereunder, conducted discussions with the Company regarding an acquisition, then MJ shall be paid a cash fee at the closing of each such acquisition equal to the percentages set forth below of the Aggregate Consideration (as defined below) payable in connection with each such acquisition:

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         Aggregate Consideration                                 Percentage
         -----------------------                                 ----------

         On the first $15 million                                    3 %
         Plus on the next $20 million                                2 %
         Plus on the next $15 million                               1 1/2%
         Plus on the amount over $50 million                         1 %

         In the event of a public offering of common stock by the Company, MJ shall receive a share of the total underwriting fees net of underwriting expenses associated with such offering that is no less than 30% of the amount payable to the lead manager. In the event of another type of Transaction, MJ shall receive fees related to such other investment banking services that may be performed by MJ as shall be mutually agreed by the Company and MJ and which shall be the subject of separate engagement letters.

         In addition, MJ will be paid a $25,000 non-refundable retainer upon the execution of this engagement letter, and $25,000 on the one-month anniversary of the execution of this engagement letter, which retainers shall be credited toward any fee owed to MJ upon the closing of the first such acquisition.

         MJ shall also receive warrants for 1,700,000 shares of the Company's common stock, exercisable at $0.50 per share and expiring at March 1, 2009, as part of the consideration for providing investment banking services hereunder.

         At the request of the Company, MJ will undertake a study to enable it to render its opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid by the Company in connection with an acquisition, subject to the execution of a separate engagement letter.

         For purposes of this engagement, the term Aggregate Consideration with respect to a particular acquisition means the aggregate amount of cash and the fair market value (on the date of payment) of securities (whether debt or equity) or assets receivable by the target company, its employees, its securityholders or others in connection with such acquisition (including, without limitation, amounts paid to the target company or its securityholders, its employees or others in a transaction such as a leveraged recapitalization or pursuant to covenants not to compete, employment contracts, employee benefit plans or other similar arrangements). Aggregate Consideration shall also include
(i) the amount of any indebtedness of the target company at the time of closing of the acquisition (including capital leases) assumed, continued, defeased, refinanced or otherwise paid in connection with the acquisition, and (ii) if the acquisition involves the acquisition of all or a substantial part of the operating assets of the target company, the excess, if any, of (x) the value of any current assets not sold, over (y) the value of any current liabilities not assumed by the Company.

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         The fair market value of publicly-traded equity securities included in the Aggregate Consideration shall be the average of the last sales prices for such securities during the period of five trading days ending five days prior to the consummation of the acquisition. The fair market value of debt securities shall be equal to the aggregate principal amount thereof, and the fair market value of any other securities issued for which there is no existing public trading market during such period, or any other non-cash consideration delivered or retained in connection with a Transaction, will be the value mutually determined in good faith by the Company and MJ

         In the event that an acquisition is closed, but the consideration is payable in installments (it being understood that the full principal amount of debt securities shall be deemed received at closing) or subject to contingencies, MJ's fee shall be subject to the same payment schedule or contingencies and MJ will be paid a portion of its fee at the closing and upon the payment of each such installment on a pro rata basis. Fees on amounts paid into escrow shall be payable upon the establishment of such escrow, except where the escrow is established pending determination of the purchase price as, for example, in the case of a closing audit.

         If a proposed acquisition is not consummated, but the Company, directly or indirectly, receives "compensation" from an acquisition candidate, then the Company shall pay to MJ, upon receipt of such compensation, a fee equal to 15% of such compensation after deduction of the Company's unreimbursed expenses in connection with the proposed acquisition. "Compensation" means (i) a break-up fee or a topping or other fee in connection with the termination or cancellation of an acquisition agreement or of the Company's efforts to effect an acquisition during the term of this engagement or the 12 month period thereafter, or (ii) a lock-up fee in connection with a standstill agreement made during such time.

         In addition to any fees payable hereunder, MJ shall be reimbursed by the Company on a monthly basis for its reasonable out-of-pocket expenses (including reasonable legal fees and disbursements) in connection with this engagement without regard to whether any acquisition is consummated.

         If MJ so requests, the Company will retain MJ as co-managing underwriter or sole placement agent, as the case may be, in connection with any public offering or private placement of any debt or equity securities of the Company or any of its affiliates (including the target company following an acquisition) for the purpose of financing an acquisition and will pay MJ in connection therewith (i) in the case of an underwriting, customary underwriting fees or commissions or (ii) in the case of a private placement, 1% of any senior debt raised, 3% of any subordinated debt or mezzanine financing raised and 5% of any equity raised. MJ's role in such financing transactions will be the subject of an appropriate underwriting or placement agreement containing terms and conditions mutually agreeable to MJ and the Company.

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         MJ and the Company have entered into a separate indemnification agreement, dated the date hereof and attached hereto as Schedule A, providing for the indemnification of MJ by the Company in connection with MJ's engagement hereunder, the terms of which are incorporated by reference herein. The Company acknowledges that the Company's execution and delivery of the indemnification agreement was a condition to MJ's execution and delivery of this letter agreement.

         This engagement shall continue in effect until March 31, 2005 or upon such date as mutually agreed upon by the Company and MJ, except that the indemnification agreement referred to above and the provisions of the paragraphs hereof regarding compensation and reimbursement shall survive the term of this engagement.

         This letter agreement contains the entire agreement between the Company and MJ concerning the engagement of MJ by the Company, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both parties. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

         Please confirm that the foregoing is in accordance with your understandings and agreements with MJ by signing and returning to us the duplicate of this letter enclosed herewith.

                                                   Very truly yours,

                                                   MORGAN JOSEPH & CO. INC.

                                                   By:   /s/ Andrew J. Silver
                                                         --------------------
                                                         ANDREW J. SILVER
                                                         MANAGING DIRECTOR

CONFIRMED AND AGREED:

ALLIS-CHALMERS CORPORATION

By:      /s/ Munawar H. Hidayatallah
         ------------------------------------
         MUNAWAR H. HIDAYATALLAH
         CHAIRMAN AND CHIEF EXECUTIVE OFFICER

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